Exhibit RR
PROMISSORY NOTE
     This Promissory Note is delivered in connection with (i) the Memorandum of Agreement (the “Agreement”) executed concurrently herewith by and between Picchio Pharma Inc. and Victoria Square Ventures Inc. and (ii) the promissory note by Picchio Pharma Inc. in favour of 1324286 Alberta Ltd. (the “Alberta Promissory Note”). This Promissory Note represents full and final payment of the purchase price under the Agreement.
     FOR VALUE RECEIVED, the undersigned, Picchio Pharma Inc., hereby promises to pay to Victoria Square Ventures Inc. by no later than the Maturity Date (as defined below), an amount equal to the fair market value of the securities described on Schedule A hereto (the “Securities”) as at December 18, 2008, namely, $3,240,000 in the aggregate. Picchio Pharma Inc. shall have the right to make such payment and to satisfy its obligations hereunder, and Victoria Square Ventures Inc. shall have the right to demand that payment hereunder be made by Picchio Pharma Inc., by the transfer of all Picchio Pharma Inc.’s right, title and interest in (including ownership of) all of the Securities to Victoria Square Ventures Inc. In the event that Picchio Pharma Inc. transfers all right, title and interest in (including ownership of) these Securities as contemplated above in this Promissory Note, it shall use its best efforts to cause certificates for such Securities to be issued to, or in the name of, Victoria Square Ventures Inc. Until the Securities are transferred to Victoria Square Ventures Inc. as contemplated above in this Promissory Note, Victoria Square Ventures Inc. shall have no ownership of, and no rights to vote or receive dividends on, any of such Securities.
     Picchio Pharma Inc. hereby covenants that it shall not otherwise sell, assign, transfer or impose or allow to be imposed any liens, charges, hypothecs, security interests or other encumbrances of any kind, nature or description on the Securities so long as this Promissory Note is outstanding, provided that if Picchio Pharma Inc. and Victoria Square Ventures Inc. agree that Picchio Pharma Inc. shall pay the full amount of this Promissory Note in cash, then Picchio Pharma Inc. shall have the right to dispose of the Securities or encumber them in order to fund such cash payment. Notwithstanding anything to the contrary in this Promissory Note, the obligations of Picchio Pharma Inc. under this Promissory Note shall be fulfilled concurrently with the obligations of Picchio Pharma Inc. under the Alberta Promissory Note such that if payment is made under the Alberta Promissory Note (whether in cash or by the transfer of the securities contemplated therein), concurrently therewith Picchio Pharma Inc. must make payment in full of the amount due under this Promissory Note.
     For the purposes of this Promissory Note, the “Maturity Date” means ten (10) days after Picchio Pharma Inc. becomes the registered holder or owner of all of the Securities but in no event later than April 30, 2009.
     The undersigned, hereby waives the necessity of presentation, protest, notice of protest, notice of dishonour or any other formality or legal requirement relating to collection of payment of this Promissory Note. The non-exercise by the holder of any rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     The holder of this Promissory Note may at any time negotiate, transfer, assign or endorse same to or in favour of any party and this demand Promissory Note shall be binding upon the undersigned and shall enure to the benefit of Victoria Square Ventures Inc. and its successors and assigns. This Promissory Note constitutes a negotiable instrument.
     This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.
     Time shall be of the essence.
     Dated as of the 18th day of December  , 2008.

PICCHIO PHARMA INC.

		Per:	/s/ Roberto Bellini
Roberto Bellini

Accepted and Agreed:

VICTORIA SQUARE VENTURES INC.

Per:	/s/ Peter Kruyt
Peter Kruyt

SCHEDULE A

5,725,214 common shares of BELLUS Health Inc.

[securities of other issuers]